EXHIBIT 11.1

                                 WORLDTEX, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                 (Dollars in thousands except per share amounts)

                                         Six Months Ended           Three Months Ended
                                               June 30,                   June 30,
                                            1997     1996           1997         1996
                                            ----     ----           ----         ----

Net income                            $    4,695        5,926          2,029      3,226
                                      ==========   ==========     ==========  ==========
Shares:
   Weighted average number
     of shares outstanding            14,410,785   14,475,571     14,416,660  14,475,571
   Assumed exercise of options           424,745       95,394        323,783     115,948
                                      ----------   ----------     ----------  ---------
   Total average number of common
     and common equivalent
     shares used for primary
     computation                      14,835,530   14,570,965     14,740,443  14,591,519
                                      ==========   ==========     ==========  ==========
Primary earnings per share (1)        $      .32          .41            .14         .22
                                      ==========   ==========     ==========  ==========
Shares:
   Weighted average number of shares
     outstanding                      14,410,785    14,475,571    14,416,660  14,475,571
   Assumed exercise of options           409,812       128,510       409,812     128,510
                                      ==========   ===========    ==========  ==========

   Total average number of common and
     common equivalent
     shares used for fully diluted
      computation                     14,820,597    14,604,081    14,826,472  14,604,081
                                      ==========    ==========    ==========  ==========

Fully diluted earnings per share (2)  $      .32           .41           .14        .22
                                      ==========    ==========    ==========  ==========

(1) Earnings per share are calculated based upon the weighted average number of common shares outstanding and common equivalent shares during the year.

(2) Fully diluted earnings per share calculations result in less than 3% reduction and are accordingly not considered as dilution in the financial statements.